Exhibit 10.1

RETENTION, TRANSITION SERVICES AND CONSULTING AGREEMENT

This Retention, Transition Services and Consulting Agreement (this “Agreement”), effective as of August 31, 2023 (the “Effective Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Donald W. Duda (“Executive”).  The Company and Executive may be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Executive has expressed to the Company his intention to retire from his position as President and Chief Executive Officer (“CEO”) of the Company, while continuing to serve as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, in order to facilitate a smooth transition, Executive has agreed (i) to remain as CEO of the Company while the Company endeavors to hire a Successor CEO (as defined below), (ii) to transition into an advisory employee role with the Company following the employment of the Successor CEO, and (iii) thereafter, to provide transition consulting services to the Company, in each case on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:

1.           Definitions.  The following terms shall have the stated meaning, whenever used in this Agreement:

1.1.          “Cause” means (i) Executive’s conviction of a felony other than a traffic violation; (ii) Executive’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Executive to the material detriment of the Company; (iii) a failure of Executive to perform in any material respect any assigned duties, provided that such failure has continued for more than fifteen (15) days after the Board of Directors has given written notice of such failure; (iv) any willful misconduct by Executive which materially affects the business reputation of the Company; (v) breach in any material respect by Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Executive and the Company, provided that such breach has continued for more than fifteen (15) days after the Board of Directors has given written notice of such breach; or (vi) Executive’s failure in any material respect to perform or comply with his obligations under or in connection with the Company’s Code of Business Conduct, the Company’s Anti-Corruption Policy, or the Company’s Insider Trading Policy, which failure or noncompliance, if susceptible of cure, is not cured within fifteen (15) days after written notice thereof.

1.2.           “Company Group” means the Company and its subsidiaries and affiliates.

1.3.        “Competitive Business” means any Person (other than any member of the Company Group) engaged in or planning to become engaged in any business and/or activities that are competitive, in whole or in part, with the business or products of any member of the Company Group.

1.4.          “Confidential Information” means the Company Group’s trade secrets as defined under applicable law, as well as any other information or material which is not generally known to the public, and which: (i) is generated, collected by, or utilized in the operations of the Company Group’s business or relates to the actual or anticipated business, products, research, or development of the Company Group or its customers or suppliers; or (ii) is suggested by or results from any task assigned to Executive by the Company or work performed by Executive for or on behalf of any member of the Company Group.  Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data and/or drawings, specifications, pricing and cost information, performance standards, productivity standards, research and development work, software, business plans, proprietary data, projections, market research, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to any member of the Company Group, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

1.5.          “Disability” means a medically determinable physical impairment which is of such permanence and degree that it can be expected to result in death or that renders Executive unable, because of such impairment, to perform the essential functions of Executive’s position and that would entitle Executive to benefits under the Company’s long-term disability plan; provided, however, that if the Company does not maintain a long-term disability plan, then “Disability” shall have the meaning defined in Section 409A and the regulations thereunder.

1.6.          “Inventions” means all software programs, source or object code, improvements, innovations, inventions, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by Executive while in the Company’s employ or during the Consulting Period (if applicable), either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Executive within one year of the termination of Executive’s employment with the Company or the end of the Consulting Period (if applicable) that resulted from Executive’s prior work with any member of the Company Group; provided that the term Inventions shall not include inventions for which no equipment, supplies, facilities, or trade secret information of the Company or any member of the Company Group was used and which Executive can demonstrate was developed entirely on Executive’s own time, unless (i) the inventions relate either to the business of any member of the Company Group, or to the Company Group’s actual or demonstrably anticipated research or development, or (ii) the inventions result from any work directly or indirectly performed by Executive for any member of the Company Group.

1.7.           “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.8.           “Release” means the release described in Section 3 of this Agreement, which shall be provided to Executive on or after the end of the Retention Period, in a form substantially similar to that attached as Exhibit A to this Agreement, to be signed by Executive on or after the end of the Retention Period in accordance with the timeframe set forth therein.

1.9.         “Restricted Business Relationship” means any Person who is, as of the Effective Date or the Retirement Date, an established supplier, vendor, or customer of any member of the Company Group, with which or whom any member of the Company Group has an ongoing relationship that is reasonably anticipated to continue in the future.

1.10.         “Restricted Period” means the period commencing on the Effective Date and continuing until the expiration of fifteen (15) months following the end of the Consulting Period (as defined below); provided, however, that if Executive’s employment is terminated in accordance with Section 2.4 below, then the Restricted Period shall continue until the expiration of fifteen (15) months following the effective date of such termination.

1.11.       “Restricted Service Provider” means any Person who, as of the Effective Date or the Retirement Date, is employed by, or engaged to perform personal services as an independent contractor or consultant for, any member of the Company Group.

1.12.         “Restricted Territory” means the United States of America and any other country in the world where any member of the Company Group markets its products or services or has an office or facility.

1.13.         “Retention Period” means the period in which Executive will provide services to the Company as an employee under this Agreement, as described in Section 2.1 below.  The Retention Period includes the “Transition Period,” which is the period during which Executive will provide services to the Company as an employee following the date the Company employs the Successor CEO, as described in Section 2.2 below.

1.14.         “Retirement Date” means the last day of the month which is three (3) months after the month in which the Board appoints a Successor CEO, but in no event later than August 31, 2024.

2.           Continued Employment as CEO, Transition Services and Retirement.  In exchange for the Company’s promises in this Agreement, and subject to the terms and conditions of this Agreement, Executive agrees to remain continuously employed by the Company through the expiration of the Retention Period as follows:

2.1.          Continuation as CEO.  Subject to the terms and conditions of this Agreement, Executive agrees to remain in the employ of the Company, and the Company agrees to continue Executive’s employment from the Effective Date until the Retirement Date (the “Retention Period”).  Executive’s title shall remain as “President and Chief Executive Officer” during the Retention Period, until such date as the Company employs the Successor CEO (as defined below) or otherwise determines in its sole discretion to remove Executive from the position and title of President and Chief Executive Officer.  As CEO during the Retention Period, Executive’s duties and responsibilities shall be consistent with the duties and responsibilities held by Executive immediately prior to the Effective Date; provided, however, that the Board may limit or define the scope of Executive’s duties and responsibilities in its sole discretion.  During the Retention Period, Executive shall continue to abide by all of the Company’s policies and codes of conduct, this Agreement and any other agreements Executive has with the Company, and with all other legal obligations owed by Executive to the Company, or which apply to Executive in performing his duties for the Company.

2.2.          Employment of Successor CEO and Transition Period.  During the Retention Period, the Company shall endeavor to hire Executive’s successor as the Company’s incoming CEO (the “Successor CEO”).  Following the date the Company employs the Successor CEO through the expiration of the Retention Period (the “Transition Period”), Executive agrees to continue his employment with the Company with such title as may be determined by the Board, and Executive shall no longer serve as, and shall resign as, an officer and director of each of the subsidiaries or affiliates of the Company.  During the Transition Period, Executive shall continue to report to the Board and in good faith perform such duties as necessary for the transition of his duties to the Successor CEO; provided, however, that Executive shall provide such services and undertake such actions only as are specifically directed by the Board.  During the Transition Period, Executive shall not have the authority to execute agreements, instruments or other documents on behalf of, or otherwise bind, the Company.  Executive shall not have any other employment or engage in any other business venture during the Transition Period that is competitive with the Company or that would prevent Executive from fulfilling the duties or responsibilities as set forth in or as contemplated by this Agreement.  Executive acknowledges and agrees that these changes anticipated during the Transition Period, including the change in role and title to be determined by the Board, shall not constitute a termination of employment either with or without Cause, “Good Reason” under any other agreement to which Executive is party, voluntary resignation, or constructive termination.

2.3.          Separation from Employment and Retirement.  Executive shall separate from his employment as CEO of the Company effective as of the Retirement Date; provided, however, that the Retention Period and Executive’s employment with the Company may be terminated as follows:

2.3.1.          immediately upon Executive’s death or Disability;

2.3.2.          by the Company or Executive at any time, for any reason, giving at least thirty (30) days’ prior written notice; or

2.3.3.          immediately by the Company for Cause.

2.4.           Effect of Termination.  In the event Executive ceases to be an employee of the Company due to termination of Executive’s employment relationship (i) by the Company for Cause, (ii) by Executive for any reason, or (iii) by Executive’s death or Disability, in each case prior to the Retirement Date, this Agreement (excluding such provisions which by their terms survive the termination of this Agreement, as applicable) shall automatically terminate as of the effective date of such termination of Executive’s employment, and Executive’s right to the Consulting Arrangement and all or any part of the Monthly Consulting Fee, as set forth in Section 6, shall be forfeited.

2.5.          Representations.  The Company represents that as of the Effective Date, the Company is not aware of any facts concerning Executive that, to the knowledge of the Company, constitute “Cause” under this Agreement or any agreement to which Executive is party, or give rise to any cause of action against Executive.  Executive represents that as of the Effective Date, Executive is not aware of any facts that, to the knowledge of Executive, constitute “Good Reason” under any other agreement to which Executive is party, or give rise to any cause of action against the Company.

3.          Consideration During the Retention Period.  In exchange for the promises made by Executive in this Agreement, and Executive’s continued compliance with each of the terms of this Agreement, the Company agrees to provide the following consideration to Executive:

3.1.          Base Salary.  The Company shall continue to pay to Executive, through the expiration of the Retention Period, a base salary at the same base salary rate in effect on the Effective Date, subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures, and payable in accordance with the Company’s normal payroll practices.

3.2.         Fiscal Year 2024 Annual Bonus.  Executive shall remain eligible for payment of his fiscal 2024 annual bonus award in accordance with and subject to the terms of Annual Bonus Performance Grant Award Agreement (Fiscal 2024) dated as of July 5, 2023 between Executive and the Company, subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures.

3.3.          Company Benefits.  To the extent Executive is enrolled in any medical and dental, health and accidental plans or programs adopted by the Company, or covered by life and disability insurance, or participates in any retirement plan sponsored by the Company (the “Company Benefits”), in each case as of the Effective Date, Executive, during the Retention Period, shall be permitted to continue any such participation in and/or coverage under the Company Benefits, all subject to the terms of the policies provided by the applicable insurer, as may be changed from time to time, in the sole discretion of the Company.

4.            Unused Paid Time Off and Expense Reimbursement.

4.1.          Unused Paid Time Off.  As of the Retirement Date, the Company will pay Executive the value of Executive’s accrued but unused vacation time, in accordance with Company policy, as determined and calculated by the Company, such amount to be paid within the time period required by law. This payment amount will be taxed and subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures.  In addition, the Company shall pay Executive the value of all vacation time Executive accrued but did not use in calendar 2023, in a lump sum on the first payroll date of calendar 2024.

4.2.        Expense Reimbursement. Not later than thirty (30) days after the Retirement Date, Executive shall submit to the Company a final documented expense reimbursement request in accordance with Company policy for any out-of-pocket business expenses incurred by Executive on behalf of the Company during his employment by the Company, such amounts to be reimbursed by the Company to Executive in accordance with Company policy.

5.          Equity Awards.  Executive acknowledges and agrees that set forth as Exhibit B hereto is an accurate and complete list of all performance share unit awards, restricted stock unit awards, stock option awards and other equity-based and incentive awards received by Executive during his employment with the Company and currently in effect (the “Equity and Incentive Based Awards”), and that he has no other equity or equity-based compensation rights or incentive rights with respect to the Company or any of its subsidiaries or affiliates.  The Equity and Incentive Based Awards shall continue to be governed by the terms and conditions set forth in the applicable agreements.

6.            Consulting Arrangement.

6.1.           Term of Consulting Arrangement.  Provided that Executive’s employment is not terminated by the Company for Cause, or by Executive’s voluntary termination or death or Disability, in each case before the Retirement Date, and provided that Executive executes the Release on or after the Retirement Date and within the timeframe set forth in the Release and does not revoke the Release, the Company shall engage Executive, and Executive shall be available and shall provide services to the Company, as an independent contractor on the terms and subject to the conditions of this Agreement.  Unless terminated earlier as provided in this Agreement, the term of this consulting arrangement shall commence on the first day following the Retirement Date and shall continue for a period of nine (9) months thereafter (the “Consulting Period”); provided, however, that if Executive does not execute the Release on or after the Retirement Date and within the timeframe set forth therein, or if Executive revokes the Release as provided therein, then the Consulting Period shall immediately terminate and Executive’s right to the Consulting Arrangement and all or any part of the Monthly Consulting Fee, as set forth in this Section 6, shall be forfeited.

6.2.          Termination of Consulting Arrangement.  The Consulting Period may be terminated by the Company for Cause.  If the Consulting Period is terminated as provided above, Executive shall only be entitled to payment for the Services performed and reimbursable expenses incurred though the date of such early termination (the “Termination Date”), which includes the pro rata payment of the Monthly Consulting Fee (as defined below) for the Services performed during the month in which the Termination Date occurs.

6.3.           Compensation during Consulting Period.  As compensation for Executive’s Services during the Consulting Period and as consideration for the Restrictive Covenants set forth in Section 8, the Company shall pay Executive a consulting fee in the amount of Three Hundred Fifty Thousand Dollars ($350,000) per month (the “Monthly Consulting Fee”), which shall be prorated for any partial month of services provided by Executive during the Consulting Period.  The Monthly Consulting Fee shall be paid monthly in arrears no later than ten (10) days after the end of each applicable month.  The monthly compensation shall be payable to Executive as Form 1099 income as an independent contractor and not Form W-2 income as an employee, and Executive shall be solely responsible for payment of any and all income, employment or other taxes owing with respect to compensation paid under this Section 6.  The Company shall also (i) reimburse Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by Executive at the direction and with the prior approval of the Company, and (ii) pay or reimburse Executive for his COBRA premiums, if any, during the Consulting Period.

6.4.           Services During Consulting Period.  During the Consulting Period, Executive shall make himself available to provide consulting services to the Company with respect to the transition of Executive’s duties and responsibilities up to a maximum of thirty (30) hours per month (the “Services”); provided, however, that Executive shall provide such Services and undertake such actions only as are specifically directed by the Board.  Executive agrees at all times during the Consulting Period, (i) to comply with all applicable laws and regulations, (ii) to comply in all respects with the Company’s policies and procedures, including the Company’s Code of Business Conduct and the Company’s Anti-Corruption Policy, and (iii) to be subject to and comply in all respects with the Company’s Insider Trading Policy in the same manner as the Company’s officers and directors.  The Company agrees that Executive shall be allowed to perform the Services from such location or locations as Executive may determine in his discretion; provided, however, that Executive may be required, from time to time to travel as necessary to perform the Services, and may be required to perform the Services at the Company’s offices or otherwise as reasonably designed by the Board or the Company’s executive management.  Executive shall receive reasonable advance notice any time his physical presence is reasonably required.

6.5.          Independent Contractor Status.  Executive acknowledges and agrees that, during the Consulting Period: (i) Executive will be an independent contractor, and not an employee, of the Company within the meaning of all U.S. federal, state and local laws and regulations governing employment and/or service relationships, including insurance and workers’ compensation; (ii) except as expressly authorized by the Company, including in his capacity as a member of the Board, Executive shall not have any right to act for, represent or otherwise bind the Company in any manner; (iii) Executive shall not be entitled to participate in any employee benefit plans or arrangements of the Company, including without limitation, any car allowance or vacation time, and shall not be provided with health and welfare benefits, including, without limitation, medical and dental coverage, other than pursuant to COBRA (as applicable) at Executive’s sole cost and expense (except as set forth in Section 6.3); and (iv) except as provided in Sections 5 and 7, Executive shall not be entitled to any bonus compensation or other compensation or equity-based awards provided to employees of the Company.  Further, the Company will not withhold or pay any federal, state, or local income, or FICA (social security) taxes or withholdings from the payments it makes to Executive nor pay any FICA, federal, or state unemployment insurance on Executive’s behalf during the Consulting Period.  Executive shall select his own hours and work days, except when Executive’s presence is required at the Company’s offices on a particular date or time.  Executive may use any legal and reasonable means in his discretion to achieve the above objectives, consistent with the terms of this Agreement.

7.           Service as a Board Member.  Executive will continue to serve as a member of the Board, subject to being duly re-elected as a director at the Company’s 2023 Annual Meeting of Stockholders.  Executive agrees to offer to resign from the Board as of the date the Company hires the Successor CEO.

8.            Restrictive Covenants.

8.1.          Non-Competition.  During the Restricted Period, Executive shall not, anywhere in the Restricted Territory, (i) directly or indirectly invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of any Competitive Business, or (ii) be employed by, associated with, or engaged by any Competitive Business; provided, however, that this Section shall not prohibit Executive from purchasing or otherwise acquiring up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the management or activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  Nothing in this Section 8 is intended to or shall be construed to limit Executive’s ability to accept employment from or provide consulting services to any third party except as otherwise expressly set forth in this Section 8 or as otherwise set forth in this Agreement.

8.2.          Non-Solicitation of Restricted Business Relationships.  During the Restricted Period, Executive agrees that Executive shall not, in any capacity on behalf of any Person (excluding any member of the Company Group), either directly or through others: (i) solicit, hire, retain, do business with, or consult with any Restricted Business Relationship for a Competitive Business; or (ii) in any other manner attempt to influence, induce, or encourage any Restricted Business Relationship to discontinue or materially change, in a manner adverse to the Company Group, its relationship or business with the Company Group (collectively, subsections (i) and (ii) are referred to as “Prohibited Solicitation of a Restricted Business Relationship”).  Executive further agrees not to use or disclose to any Person any contact information, including the names, addresses, and work or personal telephone numbers, for any Restricted Business Relationship in association with or in furtherance of any Prohibited Solicitation of a Restricted Business Relationship.

8.3.          Non-Solicitation of Restricted Service Providers.  During the Restricted Period, Executive agrees that Executive shall not, (i) solicit, hire or seek to hire any Restricted Service Provider for a Competitive Business, or (ii) in any other manner, attempt to influence, induce, or encourage any such Restricted Service Provider to terminate, reduce or materially change in a manner adverse to the Company, such Restricted Service Provider’s employment or other business relationship with the Company (collectively, subsections (i) and (ii) are referred to as “Prohibited Solicitation of a Restricted Service Provider”).  Executive further agrees not to use or disclose to any Person any contact information, including the names, addresses, and work or personal telephone numbers, for any Restricted Service Provider in association with or in furtherance of any Prohibited Solicitation of a Restricted Service Provider.

8.4.          Reasonableness of Restrictions.  Executive and the Company agree and acknowledge that the restrictions set forth in this Section  8 are reasonable and necessary for the purposes of preserving and protecting the Company’s Confidential Information and other confidential and proprietary information, business relationships, and other legitimate business interests.  Nevertheless, if any of the restrictions above are found by a court or arbitrator having jurisdiction to be unreasonable, overbroad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions in this Agreement to be modified by such court so as to be reasonable and enforceable and, as so modified by the court or arbitrator, to be fully enforced.

9.          Non-Disparagement.  Executive shall not, directly or indirectly, disparage, discredit, demean or belittle the Company, or any of member of the Company Group and/or any of their respective employees, owners, officers, directors, managers, management, products or services, regardless of the reason, whether orally, in writing or electronically.  Nothing in this Section shall preclude Executive from making truthful statements that are covered under the Protected Disclosures and Actions section of this Agreement, or are otherwise protected by law, or reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce Executive’s rights under this Agreement.

10.          Confidentiality.

10.1.        Acknowledgements Regarding Confidential Information.  Executive acknowledges and agrees that: (i) the Company will continue to give Executive access to and provide Executive with Confidential Information of the Company Group; (ii) the Company Group’s Confidential Information is continually evolving and changing and some or all such Confidential Information will be needed by Executive and provided by the Company for the first time during the Retention Period or in the course of the Executive’s consulting relationship with the Company; (iii) the Confidential Information has significant economic value to the Company Group and the Company Group has invested significant time, effort, and money in developing its Confidential Information; (iv) the Confidential Information is not generally known or readily ascertainable in the public domain; (v) the Confidential Information is not and will not be generally known or readily ascertainable by employees or independent contractors of the Company; rather, access is limited to only those employees or independent contractors with a need to know in the performance of their work for the Company Group, including Executive; (vi) any of the competitors of the Company Group would be required to expend a substantial amount of effort and money in order to obtain and develop the Confidential Information; and (vii) the protection of the Confidential Information is necessary to protect and preserve the value and goodwill of the Company Group and the business activities conducted by the Company Group.

10.2.        Disclosure and Use Restrictions.  Executive acknowledges and agrees that any Confidential Information that Executive has previously received or may receive access to or knowledge about, or that Executive may create during Executive’s employment or the Consulting Period, is and shall remain the property of the Company, and Executive shall use such Confidential Information solely in connection with his employment or providing the Services under this Agreement (as applicable).  Executive hereby agrees not to, directly or indirectly: (i) disclose, publish, permit access to, communicate or make available, in whole or in part, Confidential Information to any unauthorized person, entity, media or artificial intelligence application or platform, including any internet posting or any other method of communication; or (ii) access or use for Executive’s own account or for the benefit of anyone besides the Company Group, any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Executive, without the Company’s prior written consent.

10.3.         Return of Company Property.  Upon the conclusion of the Consulting Period, or the Termination Date if earlier, or at any other time at the request of the Company, Executive will return to the Company, and cease all access to, all Company property and all property of any member of the Company Group, whether in electronic or hard copy or other format, whether involving confidential information or not, and regardless of location on work equipment, accounts, or premises, or on personal equipment, accounts or premises.  This property to be returned includes any and all Company laptops, phones, keys, access cards, computer storage media of any kind (flash drives, external drives), or other hardware or software equipment, any communications of any kind regarding Executive’s work on behalf of the Company Group, any of the Company Group records, files, data, accounts, and documents, including any copies.  Executive agrees to report to the Company by the earlier of the Termination Date or the end of the Consulting Period, or at any other time upon request of the Company, any passwords or other access codes for anything associated with Executive’s engagement by the Company, whether equipment or accounts or otherwise.  Executive represents Executive will not share access, forward, delete, modify, copy, clean, or alter any property, prior to its return to the Company.  The Company may inspect or use computer imaging and forensics to determine if these obligations have been met, and if they have not been met, additional inspection, imaging and searching of any accounts (including cloud or web-based accounts) or devices or storage locations (including personal ones) used to store or transmit Company Group property or information (whether confidential or not) may be used to locate and retrieve and remove the Company Group’s property and information.  Notwithstanding the foregoing, Executive has Company-owned hardware at his home office to facilitate conducting Company business, as reflected in the Company's files, that the Company agrees to sell to Executive at a fair market value to be reasonably agreed upon by the Company and Executive; provided that all such property and any associated hard-drives, files and storage devices, have been erased, wiped or cleaned of any Company information or data of any kind to the satisfaction of the Company’s Chief Information Officer prior to such sale.

11.         Protected Disclosures and Actions.  Nothing in this Agreement or any other agreement or policy of the Company shall be construed to prevent, restrict, or impede disclosure of Confidential Information or other information in the following circumstances:

11.1.         In connection with any rights Executive may have under the National Labor Relations Act (“NLRA”).  Notwithstanding the foregoing, the Parties mutually acknowledge and agree that during the Consulting Period, Executive is an independent contractor, as set forth in Section 6.5.

11.2.         As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal or per court order.  In the event Executive files a lawsuit against the Company for claims arising from Executive’s report of a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney(s) and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.3.        In connection with Executive’s reporting potential violations of applicable federal, state or local law to any law enforcement or governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), or the Securities and Exchange Commission (“SEC”), or responding to or otherwise participating in any agency’s investigation, lawsuit, or other actions taken by any agency, or taking any other actions protected under applicable law, including but not limited to the Speak Out Act, including disclosure of any alleged unlawful conduct or whistleblower activity or filing any complaint or charge with an agency.  Nothing in this Agreement shall prevent or restrict Executive from filing an administrative action or lawsuit alleging possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency.  Executive acknowledges that he is not required to obtain any prior authorization of the Company or any other person to make any reports or disclosures described in this Section 11.3, and Executive is not required to notify the Company or any other person that such reports or disclosures have been made.  Notwithstanding any other provision of this Agreement, nothing in this Agreement limits Executive’s right to receive an award for information provided to the SEC.

11.4.         As may be required by applicable law or regulation, or pursuant to a valid legal process (e.g., a subpoena, order of a court of competent jurisdiction, or authorized governmental agency), provided that Executive notifies the Company upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to respond or seek a protective or other order to restrict or prevent such disclosure, and such disclosure does not exceed the scope of disclosure required by such law, regulation or legal process.  This Section applies to situations not covered by the protections above and does not, in any way, impose prior notice requirements, or restrict or impede Executive from exercising protected rights described above or as provided by law.

12.        Company Inventions.  Executive hereby agrees to assign, and does hereby assign, to the Company all of Executive’s right, title and interest in and to all Inventions, and agrees that all such Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.  Executive agrees that any invention disclosed by Executive to a third person or described in a patent application filed by Executive or on Executive’s behalf within six (6) months following the period of Executive’s employment with the Company or the Consulting Period (if applicable) shall be presumed to have been conceived or made by Executive during the period of Executive’s service to the Company unless proved to have been conceived and made by Executive following the termination of Executive’s service to the Company.  Executive shall, at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Executive’s right, title and interest in any Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Inventions, renewal of any copyright registrations for any Inventions, or in the conduct of any proceedings or litigation relating to any Inventions.  All out-of-pocket expenses incurred by Executive by reason of the performance of any of the obligations set forth in this Section shall be borne by the Company.

13.          Change in Control Agreement.  The Parties hereby agree that the certain Change in Control Agreement dated as of September 1, 2006, as amended (the “Change in Control Agreement”), by and between Executive and the Company shall be deemed terminated as of the date the Company employs the Successor CEO.  Notwithstanding anything to the contrary in this Agreement, if and to the extent that Executive qualifies for and receives payment under the Change in Control Agreement upon or in connection with a Change in Control (as defined in the Change in Control Agreement), then Executive’s right to the Consulting Arrangement and all or any part of the Monthly Consulting Fee, as set forth in Section 6, shall terminate and be forfeited.

14.       Cooperation.  At the Company's reasonable request and upon reasonable notice, Executive will, from time to time and without further consideration, (i) timely execute and deliver such acknowledgements, instruments, certificates, and other documents (including without limitation, certification as to specific actions performed by Executive in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records or are otherwise reasonably requested or appropriate, and (ii) be reasonably available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or otherwise cooperate with or engage in other reasonable activities in connection with any litigation or investigation concerning the Company or its business. In performing his obligations under this Section to testify, cooperate or otherwise provide information, Executive will honestly, truthfully, forthrightly, and completely provide the information requested. Executive will comply with this Agreement upon reasonable notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.  The Company shall reimburse Executive for all pre-approved out-of-pocket expenses incurred by Executive with regard to such cooperation.

15.          Taxes.

15.1.       The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Executive.

15.2.         To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A Internal Revenue Code of 1986 (“Section 409A”) and similar state laws, if any, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive.

15.2.1.          This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section regarding Section 409A shall control over any contrary provisions of this Agreement.  Payments and benefits under this Agreement upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A.

15.2.2.          For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment for purposes of Section 409A.

15.2.3.          All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

15.2.4.         If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earliest of (i) the six months and one day following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A.

16.        Notice of Right to Attorney Consultation and Deliberation Period.  Executive acknowledges and agrees that, through this Section, the Company has advised Executive to consult with an attorney before signing this Agreement.  Executive understands that Executive may take up to fourteen (14) days after receipt of this Agreement from the Company before deciding whether to sign this Agreement (the “Consideration Period”), and Executive expressly acknowledges that the Company provided Executive with this Consideration Period.  The Company and Executive acknowledge that the Parties have had the opportunity to negotiate the terms of this Agreement.

17.         Indemnification and Insurance.  Nothing in this Agreement shall be construed as a waiver or release of any rights Executive has to indemnification and/or insurance coverage, including but not limited to indemnification and/or coverage rights under the Company’s Certificate of Incorporation or pursuant to any directors’ and officers’ liability insurance policy maintained by the Company.  Nothing in this Agreement is intended to expand or diminish any of Executive’s indemnification or insurance rights.

18.          Miscellaneous.

18.1.          No Reliance.  Executive acknowledges that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein.

18.2.         Applicable Law.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties irrevocably submit to the exclusive jurisdiction of the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois with respect to any proceeding seeking and, as applicable awarding, injunctive or other emergency relief for any breach of this Agreement, and the Parties consent to and waive all objections to personal jurisdiction to the fullest extent allowed by law.

18.3.        Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

18.4.         Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

18.5.         Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

18.6.         Dispute Resolution.

18.6.1.        Negotiation; Arbitration.  The Parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to Executive’s employment by the Company or this Agreement or its breach or interpretation (each, a “Dispute”).  For purposes of this negotiation, the Company may be represented by one or more of its independent directors appointed by the Board.  If the Parties are unable to resolve the Dispute by direct negotiation within thirty (30) days after written notice by one Party to the other of the Dispute, except as provided above with respect to any request for injunctive relief or emergency relief, the Dispute shall be settled by submission by either Party of the Dispute to binding arbitration in Chicago, Illinois (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association Employment Arbitration Rules then in effect.  The arbitrator will be an attorney licensed to practice law in the State of Illinois.  The decision and award made by the arbitrator shall be final, binding and conclusive on all Parties for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, each Party shall pay: (i) the fees of their or its attorneys; (ii) the expenses of their or its witnesses; and (iii) all other expenses connected with presenting their or its case.  Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.  In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs.  In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party, which shall be paid within forty-five (45) days of the date of such award.

18.6.2.        Waiver of Class and Collective Actions.  Executive and the Company expressly intend and agree that, to the fullest extent permitted by applicable law: (i) class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this Agreement; (ii) each Party will not assert class or collective claims against the other in court, in arbitration, or otherwise; (iii) each Party shall only submit their own individual claims in arbitration and will not seek to represent the interests of any other person; (iv) any claims by the Executive will not be joined, consolidated, or heard together with the claims of any other individual without the mutual consent of the parties to the proceedings; (v) no decision or arbitral award determining an issue with a similarly situated individual shall have any preclusive effect in any arbitration between the Parties, and the arbitrator shall have no authority to give preclusive effect to the issues determined in any arbitration between the Company and any other individual.  The Parties further agree that the arbitrator shall have no authority to compel any class or collective claim, consolidate different arbitration proceedings, or join any other party to an arbitration between the Company and Executive.

18.6.3.          Waiver of Trial by Jury. The Parties understand and fully agree that by entering into this Agreement, the Parties are giving up their respective constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.

18.7.        Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive may not assign this Agreement or any rights or obligations hereunder and any purported or attempted assignment or transfer by Executive of this Agreement or any of Executive’s duties, responsibilities, or obligations hereunder shall be void.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

18.8.        Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  This Agreement may be executed in PDF format, via DocuSign, or other electronic means, and such execution shall be considered valid, binding and effective for all purposes.

18.9.        Headings; No Construction Against Drafter. The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  No terms of this Agreement shall be construed against either Party as the primary drafter.

18.10.       Entire Agreement.  This Agreement, together with the Release and the agreements listed in Exhibit B, set forth the entire Agreement between the Parties regarding the subject matter of this Agreement. Notwithstanding the previous sentence, this Agreement supplements and does not replace any existing agreements or obligations under applicable law regarding non-disparagement, confidentiality, non-disclosure, fiduciary duties, unfair competition, non-competition, or non-solicitation.  Any obligations by Executive for the benefit of the Company under those agreements or laws remain ongoing and in place in their entirety.

18.11.      Notices.  For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or overnight delivery service, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company's Board Chair and the Company’s Corporate Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

18.12.      Survival.  Except as otherwise provided in this Agreement, termination of this Agreement shall not affect any right or obligation of either Party hereto which is accrued or vested: (i) under the Release; or (ii) Sections 5, 7-14, 17 and 18 of this Agreement.

[Signature Page Follows]

[Signature Page to Retention, Transition Services and Consulting Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY:		EXECUTIVE:

METHODE ELECTRONICS, INC.		DONALD W. DUDA

By:	/s/ Bruce K. Crowther	Signature:	/s/ Donald W. Duda
Bruce K. Crowther
Chair, Compensation Committee

EXHIBIT A

RELEASE

In consideration of the promises of Methode Electronics, Inc. (the “Company”) in the Retention, Transition Services and Consulting Agreement (the “Transition Agreement”) between the Company and Donald W. Duda (“Executive”) effective as of [date], Executive hereby agrees as follows:

1.           Executive’s employment with the Company terminated on [date] (the “Retirement Date”).  This Release (“Release”) will not be effective if signed by Executive before the Retirement Date or more than 21 days following the later of the Retirement Date or the date Executive received a copy of this Release from the Company.  Executive acknowledges that his agreement to this Release is a condition of his participating in the consulting arrangement set forth in the Transition Agreement and that he was not otherwise entitled to the consulting arrangement absent his agreement to this Release.

2.          Executive acknowledges that he is not due any further payments from the Company except as expressly set forth in the Transition Agreement or the awards referenced in Exhibit B to the Transition Agreement.

3.          Executive releases, forever discharges, and covenants not to sue the Company and its current or former parent companies, subsidiaries, affiliates, predecessors, and successors, and their respective current or former insurers, directors, officers, managers, members, employees, agents, and assigns (collectively, the “Releasees”), with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Executive has, had, or may have, based on any event occurring, or alleged to have occurred, to the date Executive executes this Agreement.  This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois WARN Act, and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort.  Executive expressly waives and relinquishes all rights and benefits provided to him by any statute or other law that prohibits release of unspecified claims and acknowledges that this Release is intended to include all claims Executive has or may have to the date Executive executes this Release, whether Executive is aware of them or not, and that all such claims are released by this Release.  This Release does not prevent Executive from filing a charge, testifying, assisting, or cooperating with the EEOC, but Executive waives any right to any relief of any kind should the EEOC pursue any claim on Executive’s behalf.  Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims or rights, if any, are not released: (a) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (b) claims for workers’ compensation benefits; (c) claims for continuing health insurance coverage under COBRA; (d) claims pertaining to vested compensation or benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA); (e) claims for indemnity under the Company’s Certificate of Incorporation or under any applicable insurance policy or indemnification agreement; (f) Executive’s rights to payments under and in accordance with the terms of the Transition Agreement or the awards referenced in Exhibit B to the Transition Agreement; and (g) claims that cannot be waived as a matter of law.

4.         Notwithstanding any other provision of this Release, Executive is not prohibited in any way from: (a) reporting possible violations of federal, state, or local law or regulations, including any possible securities law violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the U.S. Congress, or any agency Inspector General; (b) participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity; (c) making any other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulations; (d) providing truthful testimony in response to a valid subpoena, court order, or regulatory request; (e) making truthful statements or disclosures regarding alleged unlawful employment practices; or (f) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC and/or the Occupational Safety and Health Administration.  Executive further acknowledges that he is not required to obtain any prior authorization of the Company or any other person to make any reports or disclosures described in the preceding sentence, and Executive is not required to notify the Company or any other person that such reports or disclosures have been made.  Notwithstanding any other provision of this Release, nothing in this Release limits Executive’s right to receive an award for information provided to the SEC.

5.         This Release will not take effect until eight days after Executive signs it.  Executive may revoke this Release within seven days after signing it and render it null and void.  If Executive wishes to revoke this Release, Executive must notify Andrea Barry, Chief Administrative Officer for Methode Electronics, Inc., or her successor, and the Company’s Corporate Secretary, in writing at 8750 West Bryn Mawr Ave., Suite 1000, Chicago, Illinois, 60631, of Executive’s intent to revoke within seven days after signing this Release.

6.          Executive is advised to consult with an attorney before signing this Release.

7.          If for any reason any portion of this Release shall be held invalid or unenforceable, this fact shall not affect the validity or enforceability of the remaining portions of this Release.

8.        A Portable document file (pdf) or electronic (e.g., Docusign) signature, as well as the signature on an original copy of this Release, shall be acceptable as the original signature of Executive confirming his intent to abide by this Release.

9.          Executive acknowledges that he has fully read this Release, understands its terms, has been advised to consult with an attorney prior to signing this Release, has been given 21 days to consider this Release and its ramifications, has been given seven days after signing to rescind this Release, and is entering into this Release knowingly and voluntarily.  Executive further agrees that any modification of this Release, whether material or not, will not restart or change the original 21-day consideration period.

THIS DOCUMENT IS A RELEASE OF ALL CLAIMS - READ CAREFULLY BEFORE SIGNING

DATED:
Donald W. Duda

EXHIBIT B

EQUITY AND INCENTIVE BASED AWARDS

1.	Amended and Restated Restricted Stock Unit Award Agreement (Executive Award/Performance-Based) dated as of June 15, 2005 by and between Executive and the Company.

2.	Amended and Restated Restricted Stock Unit Award Agreement (Executive Award/Performance-Based) dated as of August 7, 2006 by and between Executive and the Company.

3.	Restricted Stock Unit Form Award Agreement dated as of November 8, 2010 by and between Executive and the Company.

4.	Restricted Stock Unit – Executive Officer Award Agreement dated as of October 7, 2015 by and between Executive and the Company.

5.	2020 Long-Term Performance-Based Award Agreement dated as of September 27, 2020 by and between Executive and the Company.

6.	2020 Long-Term Time-Based Award Agreement dated as of September 27, 2020 by and between Executive and the Company.

7.	Annual Bonus Performance Grant Award Agreement (Fiscal 2024) dated as of July 5, 2023 by and between Executive and the Company.